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FOR IMMEDIATE RELEASE         Contact: Charles Young, GE Medical Systems
November 29, 1999                      Pager:    888-864-3332
                                       Mobile:   414-870-f2866
                                       Email:    charles.young@med.ge.com

                              Contact: David Allinson, CFO, MECON, Inc.
                                       Phone:    925-552-6960
                                       Email:    djallins@mecon.com

    GE MEDICAL SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE HEALTHCARE DATA
                           MINING LEADER MECON, INC.

MILWAUKEE, Wis. And SAN RAMON, Calif., Nov. 29 - GE Medical Systems, a business of General Electric Company (NYSE: GE) and MECON, Inc. (Nasdaq: MECN) announced today that the companies have signed a definitive agreement for MECON to merge its operations with GE Medical. MECON is a leading provider of Internet-based benchmarking and cost management solutions for healthcare systems.

In this transaction, MECON shareholders will receive $11.25 per share payable in GE stock. The actual number of shares of GE stock that each MECON shareholder will receive will be based on the trading prices of GE stock for a period of time prior to the closing of the transaction. "The future success of healthcare is all about productivity, and MECON has built a strong business around driving clinical and operational efficiency for health systems," said Jeffrey R. Immelt, GE Medical Systems President and CEO. "With its rapid movement to web-based offerings, MECON is an industry leader in data mining and healthcare informatics, and this transaction will further enable GE Medical to provide solutions to our customers' most critical economic issues."

"MECON has taken decisive steps recently to reposition the company to be a leading provider of internet-based healthcare productivity solutions," said Vasu
R. Devan, MECON's Chairman, President and Chief Executive Officer. "MECON's shareholders, customers and employees will benefit from this merger, which combines the resources of GE Medical with MECON's innovative business model for driving improved customer financial performance."

This transaction, which is subject to MECON shareholder approval, government approvals and other customary conditions, is expected to close by February 2000. The boards of directors of both GE and MECON have approved the merger.

In connection with the merger agreement, MECON granted GE an option to acquire newly issued shares of MECON common stock, representing 19.9% of its total shares outstanding, at the $11.25 per share transaction price. In addition, Mr. Devan and another director entered into shareholder agreements in which they agreed, among other things, to vote the shares they control, representing approximately 20% of the MECON shares outstanding, in favor of the proposed merger.

About MECON, Inc.

MECON, headquartered in San Ramon, California, brings an integrated solution to healthcare providers who seek answers to their cost reduction challenges. MECON's family of Internet-based benchmarking data, software products, and consulting services identify opportunities for


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improvement, fix problem areas, and sustain high levels of performance. The
Company's customers use the MECON suite of products and services to quantify, develop, and implement strategies to reduce costs and improve quality across the continuum of care.

About GE Medical Systems

GE Medical Systems is a $6 billion global leader in medical diagnostic equipment and services, including computed tomography (CT), magnetic resonance (MR), ultrasound, conventional and digital x-ray, patient monitoring and diagnostic cardiology, and healthcare information management.